EXHIBIT 10.1

Base Contract for Sale and Purchase of Natural Gas

This Base Contract is entered into as of the following date: November 1, 2004. The parties to this Base Contract are the following:

Selkirk Cogen Partners, LP		and	Canadian Forest Oil Ltd.
24 Power Park Dr., Selkirk, NY 12158			600, 800 - 6th Ave., Calgary, Alberta T2P 3G3
Duns Number: 78-732-7881			Duns Number:
Contract Number:			Contract Number:
U.S. Federal Tax ID Number: 04-3126542			U.S. Federal Tax ID Number: N/A

Notices:
Selkirk Cogen Partners, LP			Canadian Forest Oil Ltd.
Attn: General Manager			Attn: James Good, President
Phone: 518-475-5773 x102	Fax: 518-475-5199		Phone: 403-292-8013	Fax: 403-261-7665

Confirmations:
Selkirk Cogen Partners, LP			Canadian Forest Oil Ltd. c/o Forest Oil Corporation
Attn: Site Business Analyst			Attn: Blaine Wofford, Vice President Oil & Gas Marketing
Phone: 518-475-5773 x136	Fax: 518-475-5199		Phone: 303-812- 1477	Fax: 303-812-1599

Invoices and Payments:
Selkirk Cogen Partners, LP			Canadian Forest Oil Ltd.
Attn: Accounting Manager			Attn: James Good, President
24 Power Park Dr., Selkirk, NY 12158			600, 800 - 6th Ave., Calgary, Alberta T2P 3G3
Phone: 518-475-5773 x143	Fax: 518-475-5199		Phone: 403-292-8013	Fax: 403-261-7665

Wire Transfer or ACH Numbers (if applicable):
BANK: Bankers Trust Company			BANK: Wachovia Bank, N.A., New York, New York
ABA: 021-001-033			ABA: 026005092
ACCT: 01-419-647			ACCT: 2000192009878 (SWIFT BIC PNBPUS3NNYC)
Other Details: Project Revenue Fund #12103			Other Details: Credit to Bank of Montreal, Calgary, Alberta; Beneficiary: 00104849278 (US Dollars) Canadian Forest Oil Ltd.

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board. The parties hereby agree to the following provisions offered in said General Terms and Conditions. In the event the parties fail to check a box, the specified default provision shall apply. Select only one box from each section:

Section 1.2	☐ Oral (default)	Section 7.2	☒ 25th Day of Month following Month of
Transaction	☒ Written	Payment Date	delivery (default)
Procedure			☐ Day of Month following Month of delivery

Section 2.5	☒ 2 Business Days after receipt (default)	Section 7.2	☒ Wire transfer (default)
Confirm	☐ Business Days after receipt	Method of	☐ Automated Clearinghouse Credit (ACH)
Deadline		Payment	☐ Check

Section 2.6	☒ Seller (default)	Section 7.7	☐ Netting applies (default)
Confirming	☐ Buyer	Netting	☒ Netting does not apply
Party	☐

Section 3.2	☐ Cover Standard (default)	Section 10.3.1	☒ Early Termination Damages Apply (default)
Performance	☒ Spot Price Standard	Early Termination	☐ Early Termination Damages Do Not Apply
Obligation		Damages

		Section 10.3.2	☐ Other Agreement Setoffs Apply (default)
Note: The following Spot Price Publication applies to		Other Agreement	☐ Other Agreement Setoffs Do Not Apply
both of the immediately preceding.		Setoffs	See Special Provisions

Section 2.26	☒ Gas Daily Midpoint (default)	Section 14.5
Spot Price Publication	☐ :	Choice Of Law	See Special Provisions

Section 6	☐ Buyer Pays At and After Delivery Point	Section 14.10	☐ Confidentiality applies (default)
Taxes	(default)	Confidentiality	☒ Confidentiality does not apply
☒ Seller Pays Before and At Delivery Point

☒Special Provisions Number of sheets attached: seven
☒Addendum(s): Canadian Addendum

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.

Party Name — Selkirk Cogen Partner, LP		Party Name — Canadian Forest Oil Ltd.

By	/s/ F. JOSEPH FEYDER	By	/s/ JAMES R. GOOD

Name: F. Joseph Feyder		Name: James R. Good
Title: Vice President		Title: President

All Rights Reserved	Copyright © 2002 North American Energy Standards Board, Inc. NAESB Standard 6.3.1 April 19, 2002

General Terms and Conditions
Base Contract for Sale and Purchase of Natural Gas

SECTION 1. PURPOSE AND PROCEDURES

1.1. These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis. “Buyer” refers to the party receiving Gas and “Seller” refers to the party delivering Gas. The entire agreement between the parties shall be the Contract as defined in Section 2.7.

The parties have selected either the “Oral Transaction Procedure” or the “Written Transaction Procedure” as indicated on the Base Contract.

Oral Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties. The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon. Any such transaction shall be considered a “writing” and to have been “signed”. Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties. Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party. If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.

Written Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement. The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.

1.3. If a sending party’s Transaction Confirmation is materially different from the receiving party’s understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party. The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party’s agreement to the terms of the transaction described in the sending party’s Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.

1.4. The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party. Each party shall obtain any necessary consent of its agents and employees to such recording. Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract. However, nothing herein shall be construed as a waiver of any objection to the admissibility of such evidence.

SECTION 2. DEFINITIONS

The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.

2.1. “Alternative Damages” shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

2.2. “Base Contract” shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.

2.3. “British thermal unit” or “Btu” shall mean the International BTU, which is also called the Btu (IT).

2.4. “Business Day” shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.

2.5. “Confirm Deadline” shall mean 5:00 p.m. in the receiving party’s time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party’s time zone, it shall be deemed received at the opening of the next Business Day.

2.6. “Confirming Party” shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.

2.7. “Contract” shall mean the legally-binding relationship established by (i) the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation.

2.8. “Contract Price” shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

2.9. “Contract Quantity” shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.

2.10. “Cover Standard”, as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the nonperforming party; the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

2.11. “Credit Support Obligation(s)” shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, a performance bond, guaranty, or other good and sufficient security of a continuing nature.

2.12. “Day” shall mean a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter in a particular transaction.

2.13. “Delivery Period” shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.

2.14. “Delivery Point(s)” shall mean such point(s) as are agreed to by the parties in a transaction.

2.15. “EDI” shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.

2.16. “EFP” shall mean the purchase, sale or exchange of natural Gas as the “physical” side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of “Firm”, provided that a party’s excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.

2.17. “Firm” shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

2.18. “Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

2.19. “Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.

2.20. “Interruptible” shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

2.21. “MMBtu” shall mean one million British thermal units, which is equivalent to one dekatherm.

2.22. “Month” shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

2.23. “Payment Date” shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.

2.24. “Receiving Transporter” shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

2.25. “Scheduled Gas” shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

2.26. “Spot Price “ as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of such high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes

Copyright © 2002 North American Energy Standards Board, Inc. NAESB Standard 6.3.1

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the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

2.27. “Transaction Confirmation” shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.

2.28. “Termination Option” shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.

2.29. “Transporter(s)” shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.

SECTION 3. PERFORMANCE OBLIGATION

3.1. Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.

The parties have selected either the “Cover Standard” or the “Spot Price Standard” as indicated on the Base Contract.

Cover Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s); or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s); or (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available, then the sole and exclusive remedy of the performing party shall be any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller and received by Buyer for such Day(s). Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

Spot Price Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

3.3. Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.

3.4. In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties. The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.

SECTION 4. TRANSPORTATION, NOMINATIONS, AND IMBALANCES

4.1. Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s). Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).

4.2. The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.

4.3. The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance

Copyright © 2002 North American Energy Standards Board, Inc. NAESB Standard 6.3.1

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Charges. If the Imbalance Charges were incurred as a result of Buyer’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

SECTION 5. QUALITY AND MEASUREMENT

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

SECTION 6. TAXES

The parties have selected either “Buyer Pays At and After Delivery Point” or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract.

Buyer Pays At and After Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

Seller Pays Before and At Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

SECTION 7. BILLING, PAYMENT, AND AUDIT

7.1. Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas. The invoiced quantity will then be adjusted to the actual quantity on the following Month’s billing or as soon thereafter as actual delivery information is available.

7.2. Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date. In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.

7.3. In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated. Payment from the nonperforming party will be due five Business Days after receipt of invoice.

7.4. If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

7.5. If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

7.6. A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.7. Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

Copyright © 2002 North American Energy Standards Board, Inc. NAESB Standard 6.3.1

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SECTION 8. TITLE, WARRANTY, AND INDEMNITY

8.1. Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

8.2. Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 14.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

8.3. Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

8.4. Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.

SECTION 9. NOTICES

9.1. All Transaction Confirmations, invoices, payments and other communications made pursuant to the Base Contract (“Notices”) shall be made to the addresses specified in writing by the respective parties from time to time.

9.2. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

9.3. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party’s receipt of its facsimile machine’s confirmation of successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered five Business Days after mailing.

SECTION 10. FINANCIAL RESPONSIBILITY

10.1. If either party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y), X may demand Adequate Assurance of Performance. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to X, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or a performance bond or guaranty (including the issuer of any such security).

10.2. In the event (each an “Event of Default”) either party (the “Defaulting Party”) or its guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract; (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one Business Day of a written request by the other party; or (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; then the other party (the “Non-Defaulting Party”) shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.

10.3. If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the “Early Termination Date”) for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a “Terminated Transaction”. On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law or that are, in the reasonable opinion of the Non-Defaulting Party, commercially impracticable to liquidate and terminate (“Excluded Transactions”), which Excluded Transactions must be liquidated and terminated as soon thereafter as is reasonably practicable, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below. With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.

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The parties have selected either “Early Termination Damages Apply” or “Early Termination Damages Do Not Apply” as indicated on the Base Contract.

Early Termination Damages Apply:

     10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction. The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).

For purposes of this Section 10.3.1, “Contract Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and “Market Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to “evergreen provisions”) shall not be considered in determining Contract Values and Market Values. For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values. The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.

Early Termination Damages Do Not Apply:

     10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.

The parties have selected either “Other Agreement Setoffs Apply” or “Other Agreement Setoffs Do Not Apply” as indicated on the Base Contract.

Other Agreement Setoffs Apply:

     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff (i) any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract; or (ii) any Net Settlement Amount payable to the Defaulting Party against any amount(s) payable by the Defaulting Party to the Non-Defaulting Party under any other agreement or arrangement between the parties.

Other Agreement Setoffs Do Not Apply:

     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract.

     10.3.3. If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained. Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.

10.4. As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of such amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount shall accrue from the date due until the

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date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

10.5. The parties agree that the transactions hereunder constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code.

10.6. The Non-Defaulting Party’s remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date. Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

10.7. With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 11. FORCE MAJEURE

11.1. Except with regard to a party’s obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.

11.2. Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

11.3. Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement; (iv) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in Section 11.2. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

11.4. Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

11.5. The party whose performance is prevented by Force Majeure must provide Notice to the other party. Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

11.6. Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.

SECTION 12. TERM

This Contract may be terminated on 30 Day’s written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s). The rights of either party pursuant to Section 7.6 and Section 10, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.

SECTION 13. LIMITATIONS

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

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TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

SECTION 14. MISCELLANEOUS

14.1. This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.

14.2. If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.

14.3. No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.

14.4. This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s). This Contract may be amended only by a writing executed by both parties.

14.5. The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

14.6. This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.

14.7. There is no third party beneficiary to this Contract.

14.8. Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract. Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

14.9. The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.

14.10. Unless the parties have elected on the Base Contract not to make this Section 14.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract , (iii) to the extent necessary to implement any transaction, or (iv) to the extent such information is delivered to such third party for the sole purpose of calculating a published index. Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Contract is not subject to this confidentiality obligation. Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.

In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure, and shall cooperate (consistent with the disclosing party’s legal obligations) with the other party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.

14.11 The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties.

DISCLAIMER: The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. Further, NAESB does not mandate the use of this Contract by any party. NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB’S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

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EXHIBIT A

TRANSACTION CONFIRMATION
FOR IMMEDIATE DELIVERY

Letterhead/Logo	Date: ,
Transaction Confirmation #:

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated                                       . The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	BUYER:

Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
Base Contract No.	Base Contract No.
Transporter:	Transporter:
Transporter Contract Number:	Transporter Contract Number:

Contract Price: $ /MMBtu or

Delivery Period: Begin: ,	End: ,

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:
MMBtus/day	MMBtus/day Minimum	Up to MMBtus/day
☐EFP	MMBtus/day Maximum
subject to Section 4.2. at election of
☐ Buyer or ☐ Seller

Delivery Point(s):
(If a pooling point is used, list a specific geographic and pipeline location):

Special Conditions:

Seller:	Buyer:

By:	By:

Title:	Title:

Date:	Date:

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SPECIAL PROVISIONS

Attached to and forming part of a Base Contract for Sale and Purchase of Natural Gas entered into as of November 1, 2004 between Canadian Forest Oil Ltd. (“CFOL”) and Selkirk Cogen Partners, L.P (“Selkirk”). To the extent of any inconsistency between these Special Provisions and the remainder of the Base Contract, these Special Provisions shall control in all instances.

1.	Definitions

Capitalized terms in these Special Provisions shall have the meaning attributed to them in the General Terms and Conditions. In addition, the terms set forth below shall have the meanings ascribed to them below:

(a)	“Additional Daily Quantity” means 21,000 MMBtu/day less the Existing Daily Quantity.

(b)	“Empress Delivery Point” means the delivery point set forth in the Selkirk/NBP Contract.

(c)	“Existing Daily Quantity” means the quantity of gas to be delivered pursuant to the Selkirk/NBP Contract.

(d)	“Iroquois Delivery Point” means that delivery point on the Canada/United States international border, which is the point of interconnection between the pipeline facilities of TCPL and Iroquois Gas Transmission System, L.P. at or near Iroquois, Ontario.

(e)	“Optional Daily Quantity” means 2,000 MMBtu/day.

(f)	“Reservation Fee” has the meaning ascribed to that term in section 5.

(g)	“Selkirk/NBP Contract” means the Amended and Restated Natural Gas Purchase Agreement between CFOL and Selkirk (originally between Selkirk Cogen Partners, LP and ATCOR Ltd.) dated effective January 21, 1993, as amended from time to time.

(h)	“TCPL” means TransCanada Pipelines Limited.

(i)	“TCPL Capacity Assignment” has the meaning ascribed to it in Section 8(a).

2.	Term

This Contract shall have a term of ten (10) years (the “Term”). The Term shall be comprised of an initial term commencing November 1, 2004 and ending October 31, 2009 (the “Initial Term”), and a subsequent term commencing November 1, 2009 and ending October 31, 2014 (the “Subsequent Term”).

3.	Quantities

Subject to section 7 of these Special Provisions, CFOL agrees to sell and deliver and Selkirk agrees to purchase and receive each day:

(a)	during the Initial Term the Additional Daily Quantity and, upon Selkirk’s election from and after the first day of the month specified by Selkirk providing at least 10 days prior notice to CFOL, a further quantity equal to the Optional Daily Quantity. The above election may be exercised in writing by Selkirk at any time during the Term and, once exercised, shall remain in effect for the remainder of the Term; and

(b)	during the Subsequent Term a daily quantity (the “Subsequent Daily Quantity”) equal to 21,000 MMBtu/day or, if the election in (a) above has been made by Selkirk, a daily quantity equal to 23,000 MMBtu/day.

If the Delivery Point is the Empress Delivery Point, the quantities specified in the definitions of Additional Daily Quantity, Optional Daily Quantity and Subsequent Daily Quantity are inclusive of fuel gas. If the Delivery Point is the Iroquois Delivery Point following a TCPL Capacity Assignment, the quantities specified in such definitions shall be reduced in accordance with section 8(b)(iii).

4.	Price

The price for the Additional Daily Quantity, the Optional Daily Quantity (if applicable) and the Subsequent Daily Quantity paid by Selkirk to CFOL shall be equal to the price set forth in Inside FERC First of Month Index (Henry Hub), subject to the following:

(a)	a transportation deduction of US$1.49 per MMBtu if the Delivery Point is the Empress Delivery Point;

(b)	a floor price (after applying all applicable deductions set forth in this section 4) of US$1.00 per MMBtu if the Delivery Point is the Empress Delivery Point;

(c)	any price (as reported in Inside FERC First of Month Index (Henry Hub)) in excess of US$6.50 per MMBtu shall be reduced by 50% of the amount by which such price exceeds:

(i)	US$6.50 per MMBtu if the Optional Daily Quantity election has not been made; or

(ii)	US$7.00 per MMBtu from and after the effective date of CFOL providing the Optional Daily Quantity;

however, this price reduction shall not apply to a price redetermined under section 4(d) below (unless the parties agree otherwise at the time of the redetermination) or paid pursuant to section 4(e) below;

(d)	the price (but not the formula for computing the Reservation Fee) shall be redetermined at the election of either party, effective as of November 1, 2008 and as of November 1, 2011, if notice of price re-determination is given on or before September 1 of the same year prior to each such date. This redetermined price shall be based on a mutually acceptable market price that is determined on data, indexes and methodologies that are comparable in all material respects to the existing price determination, and as mutually agreed by the parties on or before October 1 of the same year prior to each such date or, failing agreement, by arbitration pursuant to section 13 of these Special Provisions; and

(e)	with respect to quantities of gas that are subject to a TCPL Capacity Assignment agreement, Selkirk shall select, by providing CFOL written notice at least sixty (60) days prior to the start of each of any November through March season and any April through October season during the Term, to use a price equal to either (i) the arithmetical average, for the applicable month of delivery, of daily prices quoted in Gas Daily for receipts at the Iroquois Delivery Point, or (ii) another basis to Henry Hub as mutually agreed by the parties. For clarity the price reduction referenced in section 4(c) shall not apply with respect to quantities of gas that are subject to a TCPL Capacity Assignment agreement. The pricing change pursuant to this section 4(e) shall only apply to the season referenced in an election notice. This section 4(e) shall not be subject to the price re-determination set forth in section 4(d).

(f)	In the event that the Inside FERC First of Month Index (Henry Hub) or the Gas Daily index for receipts at the Iroquois Delivery Point is no longer available, the parties shall use their best efforts to agree on substitute data or a substitute index that most closely reflect those indexes. If the parties fail to agree, the matter shall be referred to arbitration pursuant to section 13 of these Special Provisions.

5.	Reservation Fee

In addition to the price in section 4 paid for gas delivered, a monthly reservation fee (the “Reservation Fee”) will be determined under this Contract during the Initial Term. The Reservation Fee shall equal the total quantity of gas delivered in the relevant month under the Selkirk/NBP Contract multiplied by the difference between (i) the monthly average of the price determined pursuant to section 4 and (ii) the monthly average of the price paid under the Selkirk/NBP Contract, inclusive of any and all charges. A Reservation Fee resulting in a positive value shall represent a payment from Selkirk to CFOL while a Reservation Fee resulting in a negative value shall represent a payment from CFOL to Selkirk.

6.	Delivery Point

Subject to the terms of the agreement providing for the TCPL Capacity Assignment, the Delivery Point for all quantities of gas delivered under this Contract shall be the Empress Delivery Point.

7.	Conditions

The obligations of the parties to commence the sale, purchase and delivery of the Additional Daily Quantity, the Optional Daily Quantity or the Subsequent Daily Quantity pursuant to section 3 shall be subject to the following conditions :

(a)	receipt by each Party of their respective regulatory permits, licenses, orders or approvals required for the purchase, sale, resale, provincial removal, export and import of such gas quantities; and

(b)	securing any necessary additional firm transportation service to the Delivery Point by CFOL and from the Delivery Point to Selkirk’s facilities by Selkirk.

Each party covenants to use all reasonable commercial efforts within its control to satisfy the above conditions in an expeditious and prompt manner.

8.	TCPL Capacity Assignment Agreement

(a)	Selkirk shall have a one time election to make, and cause CFOL to accept, a permanent assignment to CFOL of an amount, to be specified by Selkirk, of between 50% and 100% of that portion of the TCPL firm transportation service:

(i)	held by Selkirk specifically for the Selkirk/NBP Contract daily quantities; and

(ii)	held or to be acquired by Selkirk for the Additional Daily Quantity and, if relevant, the Optional Daily Quantity

(the “TCPL Capacity Assignment”).

(b)	With respect to any quantities of gas delivered following a TCPL Capacity Assignment,

(i)	the price paid to CFOL for quantities of gas that are subject to a TCPL Capacity Assignment shall not contain the deduction for gas transportation referred to in section 4(a);

(ii)	the delivery point for such quantities shall be the Iroquois Delivery Point;

(iii)	the quantities of gas required to be delivered to Selkirk shall be reduced by the amount of any fuel, shrinkage and line loss that is charged in kind by TCPL in respect of such assigned capacity; and

(iv)	as of the effective date of such TCPL Capacity Assignment, CFOL shall become responsible for all liabilities and obligations, including demand and commodity charges and entitled to all rights and benefits including any overrun service and renewal rights, in respect of the assigned capacity.

(c)	Selkirk may elect to implement the TCPL Capacity Assignment at any time during the Term by providing not less than 60 days notice to CFOL. Upon such notice, the parties shall promptly finalize and enter into an agreement reflecting the terms of this section 8 and seek TCPL’s consent to such assignment.

(d)	With respect to any gas to be delivered to Selkirk under the Selkirk/NBP Contract after the effective date of a TCPL Capacity Assignment, CFOL and Selkirk shall, without additional consideration from either party, enter into an agreement to transport the Existing Daily Quantity (or the portion thereof that is subject to the TCPL Capacity Assignment) from the Empress Delivery Point to the Iroquois Delivery Point.

9.	No Minimum Take Obligation

With respect to the Additional Daily Quantity, the Optional Daily Quantity and the Subsequent Daily Quantity, Selkirk shall have no obligations with respect to minimum takes or pro rata takes of firm quantities (except for firm quantities nominated in any Transaction Confirmation). During the Initial Term any monthly nomination shortfall below 21,000 MMBtu/day (or 23,000 MMBtu/day as the case may be) shall be applied first to the Additional Daily Quantity (and Optional Daily Quantity if applicable) and second to the delivery quantities under the Selkirk/NBP Contract. With respect to the Selkirk/NBP Contract, CFOL will either (a) subject to CFOL’s obtaining any needed approvals from the members of the CFOL netback pool under the Selkirk/NBP Contract, waive any applicable minimum annual quantity provisions or pro rata take of firm quantities provision, or (b) purchase from Selkirk any quantities purchased under the Selkirk/NBP Contract that Selkirk does not wish to retain for the same price that Selkirk paid for such quantities under the Selkirk/NBP Contract.

10.	Transaction Confirmations

No later than ten days before the end of each calendar month during the Term, Selkirk shall nominate through a Transaction Confirmation the firm quantity of gas to be delivered hereunder for the following calendar month. Such Transaction Confirmations shall be in writing and executed by both parties and shall be consistent with the terms and conditions of this Contract.

11.	FMC Refunds Waiver

Selkirk hereby agrees to waive, and fully releases CFOL from, any and all FMC (as defined in the Selkirk/NBP Contract) refund charges that may be claimed by Selkirk under the Selkirk/NBP Contract, whether such refund charges apply to past, current or future periods, and whether such refund charges are based on claims that are outstanding or not, or have accrued or not.

12.	Release and Discharge

Each party agrees that the other party has satisfied its payment, supply and all other obligations under the Selkirk/NBP Contract for the period November 1, 1994 through October 31, 2004 and each party releases and forever discharges the other from any and all further payment, obligation, debt or liability whatsoever under said Selkirk/NBP Contract through said dates.

13.	Arbitration

(a)	In the event that either party has the right to require a matter to be submitted to arbitration pursuant to this Contract, the arbitration shall be conducted in accordance with the Rules of the British Columbia International Commercial Arbitration Centre (the “BCICAC Rules”) as may be amended from time to time, and shall be governed by the British Columbia International Arbitration Act of British Columbia.

(b)	The arbitrators selected to act hereunder shall be qualified by education and training to pass upon the particular question in dispute, and shall be disinterested persons. Therefore, it is agreed that if an engineering question is involved, qualified engineers shall be appointed, and similar procedure will be followed in connection with other questions.

(c)	The arbitrators so chosen (the “Board”) shall proceed immediately to hear and determine the question or questions in dispute. The decision of the arbitrators, or a majority of them, shall be made within forty-five (45) Days after appointment of the single arbitrator or third arbitrator, as the case may be, subject to any reasonable delay due to unforeseen circumstances.

(d)	The decision of the arbitrator or arbitrators shall be in writing and signed by the arbitrator or arbitrators and shall be final and binding upon the parties as to the question or questions submitted for determination. No action or legal proceedings shall be commenced or prosecuted by either party against the other party, touching any of the matters which may be arbitrated, unless the party to be made defendant to such action or proceeding shall have refused or neglected to submit to arbitration such matters pursuant to the provisions contained in this Contract. It is the intention of the parties that such decision shall not be subject to court review; however, such decision shall be enforceable through judicial proceedings. The written decision of the Board or a majority thereof may be issued with or without an opinion. If any party requests a written opinion with regard to a decision, one shall be issued expeditiously, but its issuance shall not delay compliance with and implementation of the Board’s or majority’s decision.

(e)	Pending the outcome of any such arbitration, the terms in effect immediately prior to such arbitration shall remain in effect. Any modification approved by the Board shall be effective prospectively only, and such modification shall become effective on the First Day of the Month following the decision of the arbitrator or arbitrators, provided, however that actions taken pursuant to this section 13 shall be subject to the receipt of all governmental and regulatory approvals required to make such actions effective without modifications (unless such modifications are acceptable to both parties) and the parties shall promptly apply for such approvals.

(f)	Each party shall bear the cost of the arbitrator appointed by it and both parties agree to share equally all costs and expenses of the third arbitrator and all common costs.

14.	Attornment

Subject to section 13 of these Special Provisions, the parties agree that the Base Contract shall be governed by and interpreted in accordance with the laws of the Province of Alberta notwithstanding any choice-of-law or conflicts of law provisions that would require application of the laws of a different jurisdiction. Also subject to section 13, the parties agree to submit to the sole jurisdiction of the federal court in Chicago, Illinois, for purposes of resolving all justiciable disputes arising hereunder.

15.	Other Agreement Setoffs

In the event of default under this contract by one party, the non-defaulting party may apply amounts, if any, owed by it under this contract to the defaulting party against damages suffered as a result of such default.

16.	Lender Assignment

(a)	CFOL acknowledges that, consistent with Section 14.1 of the Base Contract, Selkirk may assign the Contract to Selkirk’s lenders, or such lenders’ agents, as security under Selkirk’s financing arrangements. CFOL specifically acknowledges that Selkirk has assigned all of its right, title and interest in and to the Contract and the accounts, revenues and proceeds hereof to Deutsche Bank Trust Company Americas, as Collateral Agent for the trustee under Selkirk’s Trust Indenture dated as of May 1, 1994 (the “Indenture”) and certain other lenders and lenders’ agents or trustees (together with its successors and assigns, the “Collateral Agent”), pursuant to the Amended and Restated Security Agreement and Assignment of Contracts dated as of May 1, 1994 made by Selkirk in favor of the Collateral Agent, and CFOL consents to such assignment. Selkirk acknowledges that, consistent with Section 14.1 of the Base Contract, this assignment shall not relieve Selkirk of any of its obligations under the Contract.

(b)	CFOL agrees to execute and deliver, at Selkirk’s request, such documents (including, but not limited to, a consent and legal opinion) as may be reasonably necessary to satisfy the requirements of Section 6.20(c) of the Indenture with respect to such assignment,

[(i) such consent to contain the following provisions, and other provisions reasonably requested: (A) CFOL’s agreement not to terminate or suspend the performance of its obligations under the Contract unless it gives the Collateral Agent notice of the default under the Contract by Selkirk and the opportunity to cure the default; and (B) CFOL’s agreement, if the Contract is terminated by any bankruptcy or insolvency proceeding of Selkirk and the Collateral Agent or its proposed assignee certifies its intention to assume the future liabilities and obligations of Selkirk, to enter in any new additional contract with the Collateral Agent or its assignee for the remaining term of, and on the same terms and conditions as, the terminated Contract; and

(ii) such legal opinion to be delivered by counsel reasonably acceptable to the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, and covering the matters set forth in Schedule 1 attached hereto.

17.	Representations

CFOL represents and warrants, for the benefit of Selkirk and the Collateral Agent, the following:

(a) The Contract is in full force and effect and there are no amendments, modifications or supplements thereto or any substitute therefor.

(b) CFOL has not assigned, transferred, pledged or hypothecated the Contract or any interest therein.

(c ) CFOL has no knowledge of any default by Selkirk under the Contract.

(d) None of Selkirk’s rights under the Contract have been waived.

(e) The assignment of the Contract to the Collateral Agent as security and the consent to such assignment will not cause or constitute a default under the Contract or an event or condition which would lead to a default under the Contract.

Schedule 1

Form of Legal Opinion

1.	CFOL has the power, authority and legal right to execute, deliver and perform the Contract.

2.	The execution and delivery of the Contract by CFOL and the performance of its obligations thereunder have been duly authorized by all necessary corporate or partnership action and do not (1) required any consent or approval of any shareholder or partner, except those consents and approvals which have been already obtained, (2) violate any provision of any applicable law, (3) result in a breach or constitute a default under any indenture, loans, credit agreement or any other agreement, lease or instrument of CFOL.

3.	The Contract has been dully executed and delivered, is in full force and effect and constitutes the legal, valid and binding obligation of CFOL, enforceable in accordance with its terms, except for standard bankruptcy exclusions.

4.	All governmental approvals required with respect to the execution and delivery of the Contract and the performance of CFOL’s obligations under the Contract (other than National Energy Board permits for which Selkirk is responsible) have been obtained; provided, however, that the parties recognize that (a) CFOL must advise the Alberta Energy and Utilities Board of this Contract (under the terms of CFOL’s existing AEUB Removal Permit), and (b) CFOL will eventually need to extend the term of its existing AEUB Removal Permit (which currently expires on October 31, 2011) or obtain a new AEUB Removal Permit(s) to allow deliveries hereunder to October 31, 2014.